November 18, 2008

Re: Seattle Bank Director Election Results

Dear Seattle Bank Members,

The Seattle Bank is pleased to announce the results of its 2008 Board of Directors election for member directors in Montana, Oregon, and Washington.

  Gordon Zimmerman, president, assistant corporate secretary, and director of Community Bank of Ronan, Montana, was re-elected to represent Montana. Mr. Zimmerman was elected to a three-year term expiring on December 31, 2011.
  William V. Humphreys, president and chief executive officer of Citizens Bank in Corvallis, Oregon, was re-elected to represent Oregon. Mr. Humphreys was elected to a four-year term expiring on December 31, 2012.
  Harold B. Gilkey, chairman and chief executive officer of Sterling Financial Corporation, vice chair of Sterling Savings Bank of Spokane, Washington, and chairman of Golf Savings Bank of Seattle, Washington, was re-elected to represent Washington. Mr. Gilkey was elected to a three-year term expiring December 31, 2011.
  Donald V. Rhodes, chairman of Heritage Financial Corporation of Olympia, Washington, and chairman of the corporation's Heritage Bank and Central Valley Bank subsidiaries, was re-elected to represent Washington. Mr. Rhodes was elected to a four-year term expiring December 31, 2012.

Attached for your further information is a complete listing of election results by state.

As a reminder, the Seattle Bank is currently conducting an election of independent directors. All members are eligible to vote, and we strongly encourage your participation.

We congratulate our newly elected directors and extend our sincere appreciation to all nominees and all voting members for their participation in the election process.

Sincerely,

Mike C. Daly
Chairman of the Board

Richard M. Riccobono
President and CEO

2008 Member Director election results

Montana, Oregon and Washington

☑ Indicates Director(s) Elected

Montana (By Default)

☑ Gordon Zimmerman, President, Community Bank, Ronan, Montana

Oregon Election Results

Total Number of Ballots Received and Votes Cast

39 ballots received on or before 10/17/08 with a total of 453,755 votes cast

☑ William V. Humphreys, President/CEO, Citizens Bank, Corvallis, Oregon

335,845 votes

David Merrell, CFO, Wauna Federal Credit Union, Clatskanie, Oregon
117,910 votes

Washington Election Results

Total Number of Ballots Received

62 ballots received on or before 10/17/08 with a total of 1,489,914 votes cast

☑ Donald V. Rhodes, Chairman, Heritage Bank, Olympia, Washington

1,084,903 votes

☑ Harold B. Gilkey, Vice Chairman, Sterling Savings Bank, Spokane, Washington

912,072 votes

Gerald O. Hatler, President/CEO, EvergreenBank, Seattle, Washington
513,964 votes

Dennis A. Long, CEO, The Bank of the Pacific, Aberdeen, Washington
465,128 votes

This Member News includes forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties, which are discussed in the Seattle Bank's 2007 annual report on Form 10-K and quarterly 2008 reports on Form 10-Q filed with the SEC. These reports are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.